Exhibit 99.1

Contacts: Ira M. Birns, Executive Vice President & Chief Financial Officer or Francis X. Shea, Executive Vice President & Chief Risk and Administrative Officer (305) 428-8000

WORLD FUEL SERVICES CORPORATION
COMPLETES ACQUISITION OF AVCARD

---ENHANCES FUEL OFFERING AND TRANSACTION PROCESSING CAPABILITY---

FOR IMMEDIATE RELEASE

MIAMI, FLORIDA – December 3, 2007 – World Fuel Services Corporation (NYSE:INT) today announced that it has completed the previously announced acquisition of AVCARD, a leading global provider of charge card services and contract fuel sales to the aviation industry.

“AVCARD’s robust data capture and reporting solution has a first class reputation in the business aviation industry and we are pleased to welcome their excellent management and technology team to World Fuel,” stated Paul E. Stebbins, chairman and chief executive officer of World Fuel Services Corporation. “We expect this transaction to be $.02 - $.04 accretive in 2008.”

AVCARD is headquartered in Hunt Valley, Maryland and has approximately 60 employees.  Over 9,000 aircraft operated by flight departments of major corporations, fractional/charter operators, and governments throughout the world, utilize AVCARD to purchase fuel and related products and services.  AVCARD, which maintains a merchant/fuel supplier network of over 7,600 locations in over 190 countries, is one of the most widely accepted aviation fuel and service charge cards in the world.

“I strongly believe that both World Fuel’s and AVCARD’s customers will benefit from the combination of World Fuel’s robust fuel offering and AVCARD’s card procurement tool that provides valuable purchasing information to both customers and suppliers,” stated Linda K. Kropp, president of AVCARD.

About World Fuel Services Corporation
Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 43 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

Information Relating to Forward-Looking Statements
With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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